UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
       Soliciting Material Pursuant to §240.14a-12

MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: ___

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MGP INGREDIENTS, INC. ANNOUNCES DELAY IN ANNUAL MEETING

MGP Ingredients, Inc. (the “Company”) announced today that it anticipates further delay in reconvening its annual meeting of stockholders (“Annual Meeting”).  The Annual Meeting was called to order on May 23, 2013, but was adjourned due to a lack of quorum caused by the revocation of proxies by certain preferred stockholders, including the MGP Ingredients, Inc. Voting Trust u/a/d November 16, 2005, as amended (the “Voting Trust”).  While there was a quorum of common stockholders at the Annual Meeting, a quorum of preferred stockholders was also required in order to continue the Annual Meeting.

Before the Company may successfully attempt to reconvene the Annual Meeting, it will need to determine whether actions taken by the Voting Trust with respect to the Annual Meeting held on May 23, 2013, and the ability of a majority of the preferred stock to take action at any reconvened Annual Meeting, are valid and properly authorized under the terms of the Voting Trust and applicable law.  The Voting Trust holds approximately 75% of the Company’s outstanding preferred stock, and so to achieve a quorum of preferred stock at the Annual Meeting the shares of preferred stock held by the Voting Trust need to be validly and properly represented at the Annual Meeting.

A dissident group has filed proxy materials seeking, among other things, changes in the Company’s board membership and its chief executive officer.  The Company intends to address the opinions expressed by the dissident shareholders.  The Company also looks forward to presenting the merits of its strategy, including progress on various initiatives, so that stockholders will have the opportunity to make fully informed decisions.

The Company will provide notice in the future as to the time and place of a recommencement of the Annual Meeting.  Voting remains open to stockholders of record at the close of business on April 3, 2013, though voting through certain electronic means may be inaccessible until such time as a new time and place for the Annual Meeting has been established.  Shareholders who have already voted need not submit another vote unless they wish to change their votes.  See the information in the Company’s proxy statement for further information regarding voting procedures.

The Company’s proxy statement and annual report on Form 10-K for the year ended December 31, 2012, are available at the following website that can be accessed anonymously: www.proxyvote.com.

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry.  The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry.  Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana.  The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured.  For more information, visit mgpingredients.com.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-367-1480 or shanae.randolph@mgpingredients.com